                                                                  EXHIBIT 10A






===============================================================================











                   Real Estate Investment Advisory Agreement


                                    between


                              EREIM Managers Corp.


                                      and


                             Equitable Real Estate
                          Investment Management, Inc.




                              dated June 10, 1997






===============================================================================

                               TABLE OF CONTENTS

                                                                           Page

PREAMBLE ....................................................................1

Article I         Engagement; Compensation; and Standard of Performance......2
         1.1      Engagement and Acceptance..................................2
         1.2      Compensation; Fees for Services............................2
         1.3      Standard of Performance....................................4

Article II        Duties of the Advisor......................................4
         2.1      Performance of EMC's Obligations...........................4
         2.2      Investment Advice, Services and Assistance Generally.......4
         2.3      Mortgage Loan Servicing....................................4
         2.4      Advisory and Investment Management Services................5
         2.5      Dispositions...............................................7
         2.6      Books, Records, Instruments, Documents and Files...........7
         2.7      Reports and Information....................................8
         2.8      Cooperation; Meetings......................................8
         2.9      Administrative and Other Services..........................9

Article III       Authority of the Advisor..................................11
         3.1      Authority.................................................11
         3.2      Limitations on Authority..................................12

Article IV        Covenants of the Advisor..................................12
         4.1      Status and Registration of the Advisor....................12
         4.2      Other Business............................................12
         4.3      No Assignment or Delegation...............................12
         4.4      Confidentiality; Proprietary Materials....................13
         4.5      No Affiliate Benefits.....................................13
         4.6      Information Relating to the Advisor.......................13
         4.7      Insurance.................................................14
         4.8      Environmental Compliance..................................15
         4.9      Property Managers and Other Service Providers.............15

Article V         Rights of EMC.............................................16
         5.1      Execution of Documents....................................16
         5.2      Audit Review..............................................16
         5.3      Legal Counsel.............................................17

                                                                           Page
         5.4      Other Advisors............................................17
         5.5      Personnel.................................................17

Article VI        Indemnification and Related Matters.......................18
         6.1      Indemnification By the Advisor............................18
         6.2      Indemnification By EMC....................................19
         6.3      Notices...................................................19
         6.4      Defense of Claims.........................................19
         6.5      Subrogation...............................................20

Article VII       Term and Termination......................................20
         7.1      Term......................................................20
         7.2      Termination Due to Material Breach........................20
         7.3      Termination Without Cause.................................21
         7.4      Termination By Reason of ELAS Termination.................21
         7.5      Additional Remedies.......................................21
         7.6      Obligations Upon Termination..............................22
         7.7      Further Assurances on Termination.........................22
         7.8      License After Termination.................................22
         7.9      Deliveries and Retention of Records.......................23
         7.10     Obligations that Survive Termination......................24

Article VIII      Notices...................................................24
         8.1      Notices...................................................24

Article IX        Definitions...............................................26

Article X         Miscellaneous.............................................28
         10.1     Dispute Resolution; Arbitration...........................28
         10.2     Agreements of EMC.........................................28
         10.3     Entire Agreement..........................................29
         10.4     Amendments and Waivers....................................29
         10.5     Governing Law.............................................29
         10.6     Consent to Jurisdiction, etc..............................29
         10.7     Waiver of Punitive and Other Damages and Jury Trial.......30
         10.8     Interpretation............................................31
         10.9     Cumulative Remedies.......................................31

                                                                           Page
         10.10    Binding Effect............................................31
         10.11    Further Assurances........................................31
         10.12    Publicity.................................................31
         10.13    Counterparts..............................................32
         10.14    Section Headings..........................................32
         10.15    Severability..............................................32
         10.16    No Third Party Rights.....................................32
         10.17    Successors and Assigns....................................32

Schedule 1.2(b)      -    Principles Applicable to Additional Fees
Exhibit 2.3          -    Mortgage Loan Servicing
Exhibit 2.4(h)       -    Mortgage Reinspection Program
Schedule 2.7(b)      -    List of Reports
Schedule 5.5.1       -    List of Continuing Employees
Schedule 5.5.2       -    List of Employee Positions Subject to EMC Approval
Schedule IX          -    List of Certain Agreements

                             Real Estate Investment
                               Advisory Agreement


             Real Estate Investment Advisory Agreement, dated as of June 10, 1997, between EREIM Managers Corp., a Delaware corporation ("EMC"), and Equitable Real Estate Investment Management, Inc., a Delaware corporation (the "Advisor").
                                   PREAMBLE

             EMC is the Managing General Partner of ML/EQ Real Estate Portfolio, L.P., a Delaware limited partnership (the "Partnership"), and the Partnership is the Managing General Partner of EML Associates, a Delaware general partnership (the "Venture"). Lend Lease Corporation Limited is, on the date hereof, purchasing the Advisor. Prior to the date hereof, EMC was a wholly owned subsidiary of the Advisor and the Advisor was a wholly owned indirect subsidiary of The Equitable Life Assurance Society of the United States ("ELAS"). After the date hereof, EMC will not be a subsidiary of the Advisor but will continue to be a wholly owned indirect subsidiary of ELAS. As the managing general partner of the Partnership, EMC is obligated under the Partnership Agreement to perform certain duties and obligations in respect of the Partnership and, as the managing general partner of the Venture, the Partnership is obligated under the Venture Agreement to perform certain duties and obligations in respect of the Venture. Prior to the date hereof, EMC performed its obligations as managing general partner of the Partnership and the Partnership's obligations as managing general partner of the Venture by utilizing the staff, resources and expertise of the Advisor. The Advisor and EMC now wish to enter into this Agreement in order to provide for the continuation of the services provided by the Advisor to EMC to enable EMC to continue to perform such obligations subsequent to the date hereof. It is the intention and objective of the parties that EMC is not delegating its duties under the Partnership Agreement or the Venture Agreement, and that all actions by the Advisor under this Agreement will be taken on behalf of and at the direction of EMC.

             NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, EMC and the Advisor hereby agree as follows:

                                   Article I

             Engagement; Compensation; and Standard of Performance

         1.1 Engagement and Acceptance. (a) EMC hereby engages the Advisor to provide nondiscretionary investment advisory and asset management services (i) of the kinds required by this Agreement and previously provided by the Advisor to EMC to enable EMC to perform its obligations as managing general partner of the Partnership and the Partnership's obligations as managing general partner of the Venture and (ii) as may otherwise be reasonably requested of the Advisor by EMC during the term of this Agreement, in each case as described in this Agreement and upon the terms and conditions set forth in this Agreement. The Advisor hereby accepts such engagement, acknowledges that EMC shall have complete and absolute discretion with respect to decisions to be made regarding EMC, the Partnership, the Venture and the Investments (as such term and certain other terms used in this Agreement are defined in Article IX), and agrees to perform the covenants and obligations under this Agreement on its part to be performed. In accepting such engagement, the Advisor recognizes that EMC has special circumstances and needs as the managing general partner of the Partnership, including the need to be kept informed by the Advisor of its obligations and to receive recommendations from the Advisor with respect thereto, all on a regular basis to enable EMC to avoid the occurrence of any default by EMC under the Partnership Agreement or by the Partnership under the Venture Agreement or by EMC, the Partnership or the Venture under any contract or other agreement of which the Advisor is aware or under any Regulatory Requirement. Notwithstanding any other provision of this Agreement, the Advisor shall not, in connection with new or additional services requested by EMC hereunder, be required to undertake any new line of business or to engage in any business activity other than those in which the Advisor has been engaged on or prior to the date of this Agreement.

             (b) The Advisor hereby acknowledges that all members of the Board of Directors and the President of EMC shall be ELAS officers or employees and that, although certain other officers of EMC may, as provided in Section 2.4(l), be officers or employees of the Advisor, all decisions to be made and actions to be taken by EMC under this Agreement shall not in any event be made or taken by the Advisor or such officers or employees of the Advisor but rather shall be made or taken by the Board of Directors of EMC or by officers of EMC who are ELAS officers or employees.

         1.2 Compensation; Fees for Services. (a) Subject to Section 1.2(b), EMC shall pay to the Advisor, as the sole compensation for the services to be rendered by the Advisor under this Agreement and for all of the Advisor's costs and expenses incurred in the performance of its duties under this Agreement, amounts equal to (i) the Venture Supervisory Fee payable under Section 5.2.x, the Mortgage Loan Servicing Fee payable under Section 5.2.xi and the Disposition Fees payable under Section 5.2.xv of the Partnership Agreement, to the extent such Fees are paid under the Partnership Agreement (which fees shall be paid before distributions to EMC), and (ii) any costs, expenses or charges incurred by the Advisor which, if incurred by EMC, would be reimbursed to EMC pursuant to the terms of the Partnership Agreement or the Venture Agreement or otherwise in accordance with current practice. Payment of fees shall be made by EMC directing the Partnership to make such payment, on behalf of EMC, directly to the Advisor in accordance with current practice. Reimbursement of costs, expenses or charges shall also be made in accordance with current practice. Except as payable under this Section 1.2 , or as chargeable to the Partnership, the Venture or any Investment under this Section 1.2 in accordance with current practice, the Advisor shall not be reimbursed for any costs and expenses relating to its duties under this Agreement or to the general operation of its business.

         (b) The compensation provided in Section 1.2(a) shall cover all services to be provided by the Advisor under this Agreement, provided that, if any such service (i) is not contemplated by the Agreements, or by any other contract or agreement currently in effect and binding on EMC, the Partnership or the Venture of which the Advisor is aware, and constitutes a unique or special project (such as, by way of example and not of limitation, the provision of data and information in support of EMC in connection with a major litigation (other than a litigation arising with respect to an Investment or any matter as to which the Advisor is required to provide indemnification under
Section 6.1)), or (ii) is not required by the Agreements or any Regulatory Requirement and is not currently provided by the Advisor to EMC but may, pursuant to the terms of this Agreement, be required to be provided by the Advisor if requested by EMC or at the direction of EMC and results in an increase in services which is materially more extensive or burdensome than those currently provided, EMC will, in addition to the fees payable to the Advisor under Section 1.2(a), compensate the Advisor in respect of the provision of such service in accordance with the principles set forth in
Schedule 1.2(b). As a condition to the payment of any amount due the Advisor under this paragraph (b), prior to providing a service which the Advisor believes is subject to this Section 1.2(b), the Advisor shall so notify EMC in writing, which notice shall also contain the information required by
Schedule 1.2(b). With respect to any services provided which fall within this
Section 1.2(b), the Advisor shall submit invoices to EMC setting forth the amounts chargeable in respect of such services, the basis of the calculation thereof and in such other detail and with such back-up documentation as reasonably requested by EMC. Payments of such invoices shall be made to the Advisor within 15 days after the submission thereof.

         1.3 Standard of Performance. The Advisor shall (a) discharge its duties hereunder with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims and (b) discharge its duties in a manner consistent with the fiduciary duties owed by EMC to the other partners in the Partnership and by the Partnership to the other partners in the Venture, provided that the Advisor shall not be liable for actions taken or omitted to be taken by it at the direction of EMC.

                                   Article II

                             Duties of the Advisor

         2.1 Performance of EMC's Obligations. The Advisor shall perform such services, on behalf and at the direction of EMC, as shall enable EMC to fulfill and perform its duties and obligations as managing general partner of the Partnership, which obligations shall include without limitation the Partnership's duties and obligations as managing general partner of the Venture, in each case as provided in and in accordance with the Agreements and this Agreement. As part of such obligations, the Advisor shall maintain the Partnership and, through the Partnership, maintain the Venture, conduct all dealings with and perform all obligations with respect to the other partners in the Partnership and the co-venturer in the Venture, keep accounts of EMC, the Partnership and the Venture, make required filings with Regulatory Authorities, advise, oversee, keep informed and report and make recommendations to EMC with respect to the compliance by EMC, the Partnership and the Venture with applicable Regulatory Requirements, prepare, distribute and file financial reports and tax returns for the Partnership and the Venture and otherwise take such actions as may be necessary to satisfy the obligations of EMC, the Partnership and the Venture, as the case may be, under the Agreements.

         2.2 Investment Advice, Services and Assistance Generally. The Advisor shall advise, assist and provide services and make recommendations to EMC with respect to the Investments. The Advisor shall provide EMC with the advice, analyses, recommendations and other services and support set forth in this Agreement.

         2.3 Mortgage Loan Servicing. The Advisor shall, with respect to Mortgage Loans, perform standard mortgage loan servicing functions in accordance with current practice or as EMC may from time to time otherwise reasonably direct. Such functions shall include the preparation of reports, the making of recommendations, the assistance and the services described in Exhibit
2.3 attached hereto.

         2.4 Advisory and Investment Management Services. The Advisor shall provide real estate investment advice and advisory services for EMC as set forth herein. As part of such services, the Advisor shall perform the following asset management services, in each case in accordance with current practice or as EMC may from time to time direct and subject to the provisions of Section
1.2 hereof:

                  (a) report and make recommendations to EMC with respect to the sale, ownership, management, leasing, operation, maintenance and improvement of Properties held by the Venture and advise and assist EMC regarding the uses of cash flow from operations and capital transactions and the establishment of investment and operational goals, policies and procedures;

                  (b) report and make recommendations to EMC with respect to on-site property management, leasing, operation, maintenance and improvement of each Property, including without limitation, recommendations relating to the collection of revenues therefrom, the payment of operating and capital expenses relating thereto and the establishment and maintenance of reserves;

                  (c) supervise and institute appropriate procedures with respect to the activities of the property manager and leasing agent for each Property and monitor the operational results of each Property and formulate operating policies and leasing guidelines and report and make recommendations to EMC with respect thereto;

                  (d) implement all transactions and conduct negotiations with respect to Investments, supervise compliance with contractual undertakings of EMC with respect to the Partnership and the Venture and of the Partnership and the Venture with respect to Investments, manage and act on behalf of EMC with respect to participants in Mortgage Loans and co-owners with respect to Investments, assist EMC with respect to third-party financing for Investments, and report and make recommendations to EMC with respect thereto;

                  (e) maintain and make recommendations concerning financial, banking, recordkeeping, accounting, management and information systems and controls for the Investments;

                  (f) develop for EMC's approval annual and other operating plans for each Property, including forecasts, operating programs and budgets, capital expenditures, insurance data and marketing or leasing strategies;

                  (g) timely report and make recommendations to EMC with respect to any pending or threatened litigation or Regulatory Authority investigation or proceeding concerning or relating to the Investments or any actual or alleged conduct or practices of EMC, the Partnership, the Venture, the Advisor or any of their agents with respect thereto and monitor and assist EMC with respect thereto;

                  (h) physically inspect each Property on a regular basis, in accordance with past practice, to monitor that it is being maintained in a good state of repair and in compliance with applicable legal and insurance requirements, and comply with EMC's mortgage reinspection program (as set forth in Exhibit 2.4(h) hereto) with respect to each Mortgage Loan property;

                  (i) timely report and make recommendations to EMC with respect to any damage, destruction or condemnation of a Property or any other event or development which may be covered by insurance and assist EMC with respect thereto, with respect to the repair or other cure of any such damage or damage caused thereby and with respect to timely notification of appropriate insurance carriers, negotiation and settlement with such carriers and the collection of insurance proceeds and condemnation awards with respect thereto;

                  (j) provided the Advisor is permitted to do so under agreements applicable to such Investments, oversee and monitor the preparation and delivery by each property manager of, and review and recommend for approval by EMC, an annual operating and capital budget for each Property, using its best efforts to cause the same to be delivered to EMC for approval by not less than 90 days (or such shorter period as may be required under the Partnership Agreement or the Venture Agreement) prior to the beginning of each calendar year (and, unless and until EMC disapproves such budget, the property manager may operate such Property in accordance with such budget);

                  (k) timely notify EMC if the Advisor becomes aware of any material violation of a Regulatory Requirement applicable to any Investment;

                  (l) maintain and qualify to do business EMC, the Partnership and the Venture and provide two or more employees to serve as Vice President, Secretary and Treasurer, respectively, of EMC (it being agreed that, in addition to such other officers as the Board of Directors of EMC may appoint, there shall at all times be a President and Chief Executive Officer who is an employee of ELAS); and

                  (m) prepare presentations and related reports, resolutions and similar materials relating to Investments, and assist EMC in responding to any requests, investigations or inquiries by any partner or investor in the Partnership or partner or joint venturer in the Venture and any direct or indirect parent of EMC or any Regulatory Authority.

         2.5 Dispositions. The Advisor shall make recommendations for the disposition of Investments. In connection therewith, the Advisor shall recommend, for the approval of EMC, real estate brokers to assist in marketing, selling and otherwise disposing of a particular Investment or group of Investments and negotiate for such dispositions on such terms and conditions as EMC shall determine.

         2.6 Books, Records, Instruments, Documents and Files. The Advisor shall, in accordance with current practice or as EMC may from time to time reasonably direct, keep accurate books, records, data and files (including without limitation, computerized material) with respect to the Partnership, the Venture and the Investments in accordance with the requirements of the Partnership Agreement and the Venture Agreement, in such detail as is appropriate under the circumstances. In accordance with and subject to Regulatory Requirements, the Advisor shall have full responsibility for the maintenance, care and safe-keeping of all Investment Information presently being maintained by the Advisor or hereafter generated or obtained by the Advisor in performing its obligations under this Agreement. All Investment Information shall be kept and maintained by the Advisor at such locations as required under the Partnership Agreement or the Venture Agreement or, to the extent no such location is required, at its office address set forth in Section
8.1 or such other office addresses or locations as EMC may approve, which approval shall not be unreasonably withheld , or, to the extent in accordance with current practice and permitted by the Agreements and with the consent of EMC (which consent shall not be unreasonably withheld), at the regional offices of the Advisor, as the same may change from time to time, and the Advisor will give EMC prior notice of any such change. All Investment Information shall be and remain the sole and exclusive property of, and shall belong to and remain under the ultimate control of, EMC, the Partnership or the Venture, as the case may be. EMC shall at all times have complete and unrestricted access to all Investment Information. The Advisor shall not in any way interfere with or deprive EMC, the Partnership or the Venture, as the case may be, of its ownership, control or right of access to such written and computerized Investment Information which may be enforced by EMC, the Partnership or the Venture, as the case may be, by an action at law or in equity, whether for specific performance or injunction or otherwise, even if EMC is in default hereunder or after this Agreement has terminated. All Investment Information shall be open to inspection and audit, at all reasonable times, by EMC, its designees, such parties as may be entitled to inspect or review such Investment

Information under the Partnership Agreement or the Venture Agreement, and Regulatory Authorities, and the Advisor shall, if requested, make and deliver copies and extracts therefrom to any such person, without charge (unless copying costs become unreasonable in which case EMC, the Partnership or the Venture shall reimburse the Advisor therefor). All Investment Information may be audited from time to time by independent accountants selected by EMC and paid for by EMC, the Partnership or the Venture.

         2.7 Reports and Information. Subject to Section 1.2, the Advisor shall prepare and provide to EMC and to such other parties to whom EMC is required to deliver such reports and information pursuant to the Agreements or any Regulatory Authority, the following reports and information:

                  (a) within the time periods required under the Agreements or otherwise in accordance with Regulatory Requirements, all such reports, securities filings, tax returns, financial statements and other filings, information or communications as are required to be prepared by EMC as managing general partner of the Partnership or by the Partnership as managing general partner of the Venture pursuant to the Agreements (including without limitation, Section 9.4 of each of the Venture Agreement and the Partnership Agreement) or any Regulatory Requirement;

                  (b) at such times as are set forth in Schedule 2.7(b), such additional reports as are currently provided by the Advisor to EMC as set forth on Schedule 2.7(b); and

                  (c) such additional data, reports, analyses and information as EMC shall otherwise reasonably request, whether in connection with the Partnership, the Venture or the Investments.

         2.8 Cooperation; Meetings. EMC and the Advisor shall cooperate and carry on a regular dialogue with each other concerning the affairs of EMC, the Partnership and the Venture. The Advisor, represented by such officers and other employees of the Advisor responsible for the performance of services hereunder as EMC may reasonably require, shall meet with representatives of EMC, and at EMC's request, of the Partnership or the Venture, regularly at such times as are reasonably established by EMC, at the offices of ELAS or the Advisor or such other locations as may be reasonably requested by EMC, to discuss and review the performance of the Investments, the performance of the Advisor under this Agreement and any other matters relating or pertaining to this Agreement.

         2.9 Administrative and Other Services. The Advisor shall provide the following administrative and other services:

                  (a) Cash Management Services. The Advisor shall (i) maintain all bank accounts for EMC in the name of EMC, for the Partnership in the name of the Partnership and for the Venture in the name of the Venture, and deposit into such bank accounts the funds belonging to EMC, the Partnership and the Venture, respectively, (ii) deposit all payments related to Mortgage Loans collected by the Advisor in a commingled lockbox account in the name of the Advisor or, if EMC so requests, in a Designated Account, and if deposited in a commingled lockbox, transfer the same to a Designated Account within one business day and pay all expenses with respect to Mortgage Loans from such Designated Account, (iii) cause all property managers of Equity properties to deposit all revenues collected therefrom into and pay all expenses relating thereto out of Designated Accounts in accordance with annual operating and capital budgets with respect thereto approved by EMC or otherwise as agreed to by EMC and the Advisor and
         (iv) adopt appropriate check and electronic funds transfer fraud prevention procedures. The Advisor will pay the cost of maintaining any commingled lockbox account (and will be entitled to retain all interest earned in respect thereof) referred to above, and the cost of any Designated Account (interest on which shall belong to the Venture) will be charged to the Investment for which such Account has been established.

                  (b) Accounting Services. The Advisor shall, in accordance with current practice or as otherwise required by EMC, (i) maintain records for each Investment on tax, GAAP, and other bases as are currently being maintained or as may be requested by EMC, (ii) make accounting entries and prepare accounting reports (including without limitation, schedules for periodic and annual filings with Regulatory Authorities) required by EMC to meet its, the Partnership's and the Venture's reporting obligations, (iii) consult with EMC with respect to proposed or new accounting/regulatory rules applicable to EMC, the Partnership or the Venture, (iv) consult with EMC regarding implications of proposed and actual transactions, and (v) prepare all financial statements and perform all accounting services required by EMC, the Partnership and the Venture in accordance with current practice.

                  (c) Tax Related Services. The Advisor shall, in accordance with current practice or as otherwise required by EMC, and in coordination with outside tax advisors and counsel, (i) assemble and maintain information and data with respect to the Investments, prepare quarterly and annual financial statement tax liabilities and forecasts and federal, state, local and foreign tax returns, and represent EMC, the Partnership and the Venture as to any audits, examinations or administrative or legal proceedings related thereto or any contractual tax indemnity rights or obligations, (ii) arrange for the provision of tax planning for the Partnership, the Venture and the Investments, including without limitation, preparation of projections of gains, losses and tax obligations, depreciation schedules and related tax treatment of particular items, (iii) prepare, file and send to appropriate persons (including Partnership and Venture tax accountants and counsel) applicable tax information reporting forms with respect to the Investments and transactions involving the Investments (including without limitation, information reporting forms, whether on Form 1099 or otherwise, with respect to sales, foreclosures, interest received, interest paid, partnership reports and other transactions), and (iv) prepare or cause to be prepared and deliver to EMC any tax returns required to be filed by the Partnership or the Venture and file such returns once executed by EMC in accordance with Regulatory Requirements.

                  (d) Public Relations Services. The Advisor shall, in each case to the extent in accordance with current practice, (i) submit to EMC, for approval, public relations plans and strategies pertaining to the Investments, (ii) pursuant to guidelines, submit to EMC for prior review and approval advertising, marketing and other public communications materials with respect to the Investments, (iii) promptly notify EMC of any issues, events and activities with respect to Investments, the Partnership or the Venture which may generate adverse media interest, and (iv) not communicate with or respond to any inquiry of the media with respect to the foregoing, other than pursuant to guidelines, without the prior approval of EMC on a case by case basis or pursuant to a strategy previously approved by EMC in writing. The Advisor may include EMC, the Partnership or the Venture in its list of clients or make reference to EMC, the Partnership or the Venture as a client in any proposal, advertising or other communication, but may not otherwise mention EMC, the Partnership or the Venture or any of their affiliates in any of the foregoing or otherwise use or display the name or logo of EMC or any EMC affiliate without EMC's prior written consent. None of the foregoing shall limit the right of the Advisor to continue to provide investor relations services in accordance with current practice.

                  (e) Insurance Services. The Advisor shall, in accordance with current practice or as otherwise required by EMC, (i) place and maintain policies of insurance on the properties in compliance with the requirements of the Partnership Agreement and the Venture Agreement, (ii) provide EMC and EMC's, the

         Partnership's and the Venture's insurers, if so requested, with timely notice of any loss or claim with respect to any property, (iii) deal with EMC's, the Partnership's and the Venture's insurers in the assertion and collection of any insurance claims and in the defense of any actions brought against EMC, the Partnership or the Venture in connection therewith, and (iv) establish and monitor EMC's, the Partnership's and the Venture's compliance with insurance and risk management requirements.

                  (f) Other Services. The Advisor shall continue to provide the following services for EMC, the Partnership and the Venture to the extent currently provided or as otherwise required from time to time by EMC: engineering, appraisal, valuation, investor relations, data processing and computer services. Subject to Section 1.2(b), the Advisor shall also provide such other services as EMC may reasonably request from time to time in relation to EMC, the Partnership or the Venture consistent with the purposes of this Agreement or related to the unique requirements of EMC and its affiliates in respect of their contractual relationships with the Partnership or the Venture.

                                  Article III

                            Authority of the Advisor

         3.1 Authority. The Advisor on the one hand and EMC, the Partnership and the Venture on the other are not partners or joint venturers with each other under or with respect to this Agreement or the investments and properties covered by this Agreement, and nothing contained in this Agreement nor any transaction or activity conducted pursuant to this Agreement shall be so construed or interpreted or impose any liability as such on the Advisor or EMC, the Partnership or the Venture. The Advisor shall perform its duties under this Agreement as an independent contractor and not as an agent of EMC, the Partnership or the Venture. Except as contemplated by Section 2.4(l), no officer, employee or agent of the Advisor shall, under any circumstances or for any purpose, become or be an officer, employee or agent of EMC, the Partnership or the Venture by reason of this Agreement, and the Advisor's officers, employees and agents shall, when acting on behalf of EMC, represent themselves as officers, employees or agents, as the case may be, of the Advisor and not of EMC, the Partnership or the Venture. The Advisor and EMC acknowledge and agree that the Advisor is not a partner in the Partnership or the Venture and is not an agent or independent contractor of the Partnership or the Venture. The Advisor also acknowledges and agrees that it has no contractual relationship with, and will not assert any claim against, either the Partnership or the Venture, and will look solely to EMC for the performance of EMC's obligations under this Agreement, including without limitation, the obligation, which EMC hereby acknowledges and agrees to, of EMC to cause the Partnership to pay, in accordance with the Partnership Agreement, the fees contemplated by Section 1.2(a) and the Partnership and the Venture to effect appropriate reimbursement of costs, fees or charges as contemplated by Section 1.2(a).

         3.2 Limitations on Authority. The Advisor shall be governed by the investment policies, practices and procedures reasonably established by EMC from time to time for the Partnership and the Venture, as communicated to the Advisor by EMC. In providing the services contemplated by this Agreement, the Advisor will comply in all material respects with applicable provisions of federal, state and other laws.

                                   Article IV

                            Covenants of the Advisor

         4.1 Status and Registration of the Advisor. The Advisor shall at all times (a) be validly existing and in good standing under the laws of its state of incorporation, (b) be duly registered with the United States Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, to the extent required to perform its obligations under this Agreement, (c) be duly qualified to do business and duly registered or licensed as an investment adviser, a real estate broker and a mortgage broker in each state or jurisdiction necessary to perform its obligations under this Agreement, and (d) have completed, obtained or performed all registrations, filings, approvals, licenses, consents and examinations required by any Regulatory Authority which are required in connection with the performance of its obligations under this Agreement.

         4.2 Other Business. The Advisor may engage in any other business or act as advisor to or investment manager for any other person, even though such other person has or may have investment policies similar to those of the Partnership or the Venture.

         4.3 No Assignment or Delegation. (a) Neither this Agreement nor any of the Advisor's right, title or interest herein or hereunder may be directly or indirectly (in cluding without limitation, by any "assignment" within the meaning of the Investment Advisers Act of 1940, as amended, whether direct or indirect, and whether by operation of law or otherwise) assigned, transferred, conveyed or otherwise disposed of to any person, including without limitation, any subsidiary or other affiliate of the Advisor, without the prior written consent of EMC, and any attempt to so assign, transfer, convey or otherwise dispose of any thereof without such prior written consent shall be null and void.

         (b) No duty or obligation of the Advisor hereunder may be contracted for or otherwise delegated by the Advisor to any person, including without limitation, any subsidiary or other affiliate of the Advisor, without the prior written consent of EMC, and any attempt to so contract or otherwise delegate any thereof without such prior written consent shall be null and void, provided that the Advisor may, with the consent of EMC, which shall not be unreasonably withheld, delegate any service to be provided by the Advisor under this Agreement, other than investment advisory services, asset management services, disposition services, and tax, accounting and recordkeeping services. If EMC consents to the contracting or other delegation to any person of any duty or the performance of any function required to be performed hereunder by the Advisor, the Advisor shall pay all costs and expenses incurred in connection therewith. No consent to any contracting or other delegation shall release the Advisor from its obligations hereunder to perform the duty or function so delegated, the Advisor shall continue to be liable to EMC with respect to such delegated duty or function and with respect to the performance thereof by such other person, notwithstanding such con tracting or other delegation, and any person to whom any duty or function hereunder is so delegated shall be deemed an agent of the Advisor for purposes of this Agreement.

         4.4 Confidentiality; Proprietary Materials. Except as may be required by applicable law or as may be necessary to perform its obligations hereunder, the Advisor and its affiliates shall maintain in strict confidence and shall not disclose, and shall neither use nor permit to be used, for any purpose, any Investment Information or other non-public information with respect to or concerning EMC, the Partnership or the Venture.

         4.5 No Affiliate Benefits. Without the prior written consent of EMC, none of the Advisor, its affiliates or their respective officers, directors or employees shall (a) be retained by the Advisor (other than in their capacities as officers, directors or employees of the Advisor) to provide any services to EMC, the Partnership or the Venture or (b) receive any benefit from EMC, the Partnership, the Venture or any Investment other than as contemplated by this Agreement. Notwithstanding the foregoing, the continuation of any services with respect to a specific Investment being provided to the Partnership or the Venture by any affiliate of the Advisor or Lend Lease Corporation Limited or any of their respective officers, directors or employees as of the date of this Agreement shall not constitute a violation of the preceding sentence.

         4.6 Information Relating to the Advisor. The Advisor will notify EMC promptly of any changes in the ownership (whether direct or indirect, other than in respect of Lend Lease Corporation Limited so long as its shares are publicly traded), control (whether direct or indirect) or corporate structure of the Advisor. The Advisor shall promptly notify EMC in writing of any material change in the Advisor's or any of its affiliates' business or financial or other condition or any investigation, action, suit or proceeding commenced or threatened against the Advisor or any of its affiliates, in each case which may adversely affect the Advisor's ability to perform its duties and obligations hereunder or may otherwise adversely affect EMC, the Partnership or the Venture. No later than 90 days following the last day of each fiscal year of the Advisor, the Advisor will prepare and deliver to EMC the Advisor's consolidated balance sheet and related consolidated statement of income, shareholder's equity and cash flows at and for each year end, including supporting footnotes, all in accordance with generally accepted accounting standards and related reports of independent accountants. All such financial and other information shall be held in confidence by EMC.

         4.7 Insurance. The Advisor shall maintain the following insurance coverages, with such deductibles as are reasonable and customary practice in the industry or as EMC may otherwise approve:

                  (a) Workers Compensation in accordance with statutory requirements and Employers Liability in an amount not less than $1,000,000;

                  (b) commercial general liability insurance and umbrella liability insurance, on an occurrence basis, in an amount not less than $25,000,000 Combined Single Limit and annual aggregate;

                  (c) a comprehensive crime policy, or fidelity bond, covering all officers, directors and employees of the Advisor with responsibility for any monies belonging to the Venture in an amount not less than $10,000,000 per occurrence and annual aggregate;

                  (d) errors and omissions insurance, covering all services provided by the Advisor to EMC, in an amount not less than $5,000,000 per claim and annual aggregate;

                  (e) comprehensive automobile liability insurance covering the Ad visor's owned, leased and hired vehicles in an amount not less than $5,000,000 Combined Single Limit; and

                  (f) such other insurance as may be reasonably required by EMC at any time or from time to time and which is in accordance with reasonable and customary practice in the industry.

EMC and the Advisor will from time to time, at the request of EMC, review and, as appropriate, increase the amounts set forth in Sections 4.7(a) through (e) to reflect reasonable and customary practice in the industry. All insurance required hereunder shall be written with insurance companies authorized to do business in the State of New York, and having a Best's rating of not less than A VIII, shall be in a form and with insurers reasonably satisfactory to EMC, and shall include a provision that coverage provided by such policy shall not be cancelled or materially changed without giving EMC at least thirty (30) days' prior written notice. EMC, the Partnership, the Venture and their respective subsidiaries, officers, directors and employees shall be named as additional insureds with respect to the coverages required in Sections 4.7(b) and (e), and the Venture shall be named as a joint loss payee as its interests may appear with respect to the coverage required in Section 4.7(c). A certificate or certificates of insurance evidencing the coverages required hereunder shall be delivered to EMC at the time this Agreement is executed, and at least ten (10) days prior to each renewal of such insurance.

         4.8 Environmental Compliance. The Advisor shall promptly notify EMC whenever the Advisor acquires knowledge that there exists, with respect to any property which is the subject of an Investment, any violation or alleged violation of any Regulatory Requirement relating to any environmental condition on, under or adjacent to such property or that any person has used, generated, manufactured, stored or disposed of on, under or about such property or transported to or from such property any hazardous materials or substances in violation of any applicable Regulatory Requirement. In the event consideration is given to the acquisition of any property by way of foreclosure, the Advisor shall implement appropriate procedures in order to evaluate any potential exposure to EMC, the Partnership or the Venture under any Regulatory Requirement with respect to hazardous materials or substances as a result of the acquisition or ownership of any interest in such property. In addition, with respect to any existing Investment, the Advisor shall, as reasonably directed by EMC, arrange for and supervise environmental assessments (including Phase I and Phase II assessments), studies, testing, remediation, monitoring and reporting with respect to environmental conditions, provided the same may be properly charged to the Partnership or the Venture, and the Advisor shall review and analyze the same and shall submit to EMC the Advisor's review, analysis and recommendations with respect thereto.

         4.9 Property Managers and Other Service Providers. Subject to Section 4.3(b), the Advisor may, from time to time, recommend, for the approval of EMC, on behalf of the Venture, property managers, real estate and leasing brokers, engineering and environmental consultants, appraisers and other independent service providers to perform services not normally or ordinarily provided heretofore by the Advisor to EMC as part of the Advisor's services. Any such property manager, broker, consultant, appraiser or other service provider shall be retained and the cost thereof shall be charged to the Venture. In recommending any such property manager, broker, consultant, appraiser or other service provider, the Advisor shall recommend only such service providers (which may include affiliates of the Advisor) that are capable of providing the optimum level of service consistent with investment strategy and competitive pricing. If requested by EMC, the Advisor shall furnish EMC with the information on which the Advisor is relying to establish the capabilities and competitiveness of the pricing for a provider it has recommended. The Advisor shall not recommend an affiliate of the Advisor (other than Hyperion Capital Advisors L.L.C., Compass Management and Leasing, Inc., Compass Retail, Inc. or The Yarmouth Group) to act as such property manager, broker or other service provider unless the Advisor shall disclose such affiliation to EMC in writing. Subject to its obligations under Section 1.3 in recommending and monitoring any such third party service provider, the Advisor shall not be responsible for or liable in respect of the performance of its services by such third party service provider.

                                   Article V

                                 Rights of EMC

         5.1 Execution of Documents. Only EMC or a duly authorized designee of EMC may execute documents with respect to EMC, the Partnership, the Venture or any Investment or otherwise effect any transaction on behalf of EMC, the Partnership or the Venture. The Advisor shall not execute any documents or effect any transactions on behalf of EMC, the Partnership or the Venture without the express prior written authorization of EMC. The Advisor shall and shall cause its officers to, if, as and when requested by EMC, execute and deliver documents on behalf of EMC for itself or for EMC on behalf of the Partnership or the Venture with respect to the Investments pursuant to a power of attorney to be provided by EMC or in the capacities contemplated by Section 2.4(l).

         5.2 Audit Review. EMC shall have the absolute right (even if EMC is in default hereunder or after this Agreement has expired or been terminated), at any time and from time to time upon reasonable notice, to undertake or cause to be undertaken an audit review of all Investments, the Advisor's performance of its services under this Agreement, the fees payable to the Advisor hereunder and all reimbursable costs and expenses hereunder, if any, and the Advisor's compliance herewith. Such audit review may be undertaken directly by EMC, either on its own behalf or on behalf of the Partnership or the Venture, or by third parties engaged by EMC, for itself or on behalf of the Partnership or the Venture, and the costs of such audit shall be borne by EMC or by the Partnership or the Venture, as appropriate. The Advisor shall, as provided in Section 2.6, cooperate fully with EMC, the Partnership and the Venture and each such third party in connection with any such audit review. The rights of EMC, the Partnership and the Venture under this Section 5.2 may be enforced by an action at law or in equity, whether for specific performance or injunction or otherwise.

         5.3 Legal Counsel. EMC shall have the exclusive authority to engage, at the cost and expense of the Partnership or the Venture, as appropriate, legal counsel to act on behalf of EMC, the Partnership or the Venture in connection with Investments, including without limitation, dispositions, investment management, property management and leasing, mortgage loan servicing and any other matters contemplated by or arising under this Agreement or the Agreements, provided that, with respect to day-to-day and routine legal issues arising in connection with the management and operation of specific Investments, the Advisor may, at the cost and expense of EMC or of the Partnership or the Venture, as appropriate, engage local counsel selected from a list from time to time furnished or approved in writing by EMC.

         5.4 Other Advisors. EMC shall not appoint or engage other advisors to provide advisory or investment management services in respect of Investments which are the same as or similar to the services to be performed by the Advisor under this Agreement, provided that, without affecting EMC's obligation to pay the Advisor fees and costs and expenses to the extent required by Section 1.2, EMC may so engage other advisors (a) to provide services in respect of Investments relating to matters falling within the scope of this Agreement which the Advisor is not able to provide, in which case the Advisor shall be responsible for recommending to EMC, in accordance with Section 4.9, appropriate service providers for such purpose, and (b) to provide second opinions in respect of advice or recommendations of the Advisor hereunder or to provide specialized assistance on a non-recurring basis to supplement the services of the Advisor when so requested by EMC.

         5.5 Personnel. The Advisor shall at all times assign officers and employees with appropriate background and expertise to fulfill the Advisor's duties under this Agreement, provided that the Advisor's portfolio manager responsible for the Investments and all personnel of the Advisor performing any of the Advisor's duties under this Agreement shall report to and be under the supervision of the Advisor's portfolio manager in charge of Investments in ELAS's general account. All persons at or above the level of Vice President (or equivalent level in the future) assigned at any time and from time to time by the Advisor to perform all or any part of the Advisor's duties under this Agreement shall, unless hereafter expressly approved by EMC in writing, be direct employees of the Advisor and not of any subsidiary or other affiliate thereof, whether or not such persons are presently employed by any such subsidiary or other affiliate. Schedule 5.5.1 identifies certain persons who currently perform those duties of the Advisor indicated on Schedule 5.5.1, and the Advisor agrees that, unless otherwise directed by EMC or otherwise approved in advance by EMC in each case, such persons shall continue to be assigned to work regularly in the performance of such duties and will not be reassigned from such duties for the period ending on the later of June 30, 1998 and six months from the date of this Agreement, provided that they remain employed by or otherwise controlled by or responsible to the Advisor. Schedule 5.5.2 identifies certain employee positions relevant to the performance of the Advisor's duties hereunder, and the Advisor agrees that such positions shall only be held by persons who, after consultation between the Advisor and EMC, have been and continue to be approved by EMC. Subject to the foregoing, the Advisor may assign and reassign any person performing all or any part of the Advisor's duties under this Agreement. Any dispute concerning the nature or the adequacy of the performance of any employee assigned by the Advisor to perform any of its duties hereunder shall be resolved in accordance with the procedures provided for in Section 10.1. In addition, if special circumstances arise relating to incompatibilities between Advisor personnel and EMC personnel or other persons with whom Advisor personnel must interact in the performance of their duties hereunder in reference to a specific situation or transaction, any disputes concerning changes or reassignments of personnel in response to such situation shall be resolved by executives of the Advisor at a higher level of management than the persons with direct responsibility for administration of this Agreement and by executives of ELAS.

                                   Article VI

                      Indemnification and Related Matters

         6.1 Indemnification By the Advisor. The Advisor shall indemnify, defend and hold harmless EMC and its directors, officers, agents and employees (each an "EMC Indemnitee" and collectively, the "EMC Indemnitees") from and against any and all losses, costs, liabilities, damages or deficiencies, including interest, penalties and reasonable attorneys' fees and disbursements (collectively, "Losses") incurred as a result of, pursuant to or in connection with any action, suit, proceeding or claim of any nature whatsoever (a "Claim") by any third party arising out of, based upon or resulting from (a) a breach of any representation, warranty, covenant or agreement of the Advisor contained in this Agreement, or (b) any act, omission or failure to act by the Advisor or any of its directors, officers, agents or employees constituting a breach of the standard of conduct set forth in Section 1.3 or bad faith, willful misconduct, gross negligence or reckless disregard of its duties in connection with the performance by the Advisor or any of its directors, officers, agents or employees of any of the Advisor's obligations under this Agreement.

         6.2 Indemnification By EMC. EMC and its indirect parent, ELAS, shall indemnify, defend and hold harmless the Advisor and its directors, officers, agents and employees, whether in their capacities as directors, officers, agents or employees of the Advisor or in their capacities as officers of EMC as contemplated by Section 2.4(l) (each an "Advisor Indemnitee" and collectively, the "Advisor Indemnitees") from and against any and all Losses incurred as a result of, pursuant to or in connection with any Claim by any third party arising out of, based upon or resulting from (i) any Investment or proposed Investment where the Advisor is acting on behalf of EMC under this Agreement,
(ii) the performance by the Advisor or any of its directors, officers, agents or employees of the Advisor's obligations under this Agreement or (iii) any matter relating to the Partnership or the Venture or the management, operation or business thereof, but only to the extent such Claim does not arise out of, is not based upon or does not result from (a) a breach of any representation, warranty, covenant or agreement of the Advisor contained in this Agreement or
(b) any act, omission or failure to act by the Advisor or any of its directors, officers, agents or employees, whether in their capacities as directors, officers, agents or employees of the Advisor or in their capacities as officers of EMC as contemplated by Section 2.4(l) constituting a breach of the standard of conduct set forth in Section 1.3 or bad faith, willful misconduct, gross negligence or reckless disregard of the Advisor's obligations under this Agreement.

         6.3 Notices. If any Advisor Indemnitee or EMC Indemnitee shall obtain knowledge of any Claim indemnified against under this Article VI, such Indemnitee shall give prompt written notice thereof to the Advisor and EMC, provided that the failure of such Indemnitee to so notify the Advisor and EMC shall not affect the indemnification obligations to such Indemnitee under this
Article VI except to the extent of any increase in the amount of such Claim resulting from such failure or to the extent the contest of such Claim is impaired as a result of such failure.

         6.4 Defense of Claims. The Advisor shall control the defense of any Claim as to which the Advisor is required to provide indemnification under
Section 6.1 and EMC shall control the defense of any Claim as to which EMC is required to provide in demnification under Section 6.2, in either case with counsel selected by the Advisor or EMC, as the case may be, which counsel shall be reasonably acceptable to the other party. Neither the Advisor nor EMC may settle any claim without the consent of the other party, which consent shall not be unreasonably withheld. EMC or the Advisor, as the case may be, shall be entitled, at its sole cost and expense and acting through counsel reasonably acceptable to the other party, to participate in the defense and settlement of any claim for which the other party is required to provide indemnification. If the party entitled to control the defense of any Claim does not assume the defense thereof, the other party shall have the right to select its own counsel and control the defense thereof at the expense of the party failing to assume such defense.

         6.5 Subrogation. Upon payment of any Claim pursuant to this Article VI, to or on behalf of an EMC Indemnitee or an Advisor Indemnitee, the party paying such Claim, whether the Advisor or EMC, as the case may be, shall be subrogated to any and all claims that such Indemnitee may have in respect of the matters against which such indemnity was given. Such Indemnitee shall cooperate with the Advisor or EMC, as the case may be, and shall execute such further instruments to permit the Advisor or EMC, as the case may be, to pursue such claims.

                                  Article VII

                              Term and Termination

         7.1 Term. This Agreement shall have an initial term from the date hereof until all the Properties are sold, all Mortgage Loans are paid and discharged and the affairs of the Partnership and the Venture are fully wound up, unless sooner terminated pursuant to Section 7.2, 7.3 or 7.4.

         7.2 Termination Due to Material Breach. EMC may terminate this Agreement at any time on not less than thirty days prior written notice in the event of a Material Breach of this Agreement by the Advisor. A "Material Breach" is a breach (or a series of breaches constituting a pattern of behavior or practice) of the representations, covenants or obligations of the Advisor hereunder that reflects willful misconduct or willful failure to comply with such representations or to perform such covenants or obligations, or gross negligence in the compliance with such representations or the performance of such covenants or obligations, that is, either individually or in the aggregate, material in relation to the activities and responsibilities of the Advisor under this Agreement as a whole, provided that no breach or series of breaches shall be considered a Material Breach if such breach or breaches and all material consequences thereof have been cured as provided below. Prior to providing notice terminating this Agreement on the basis of any Material Breach, EMC shall provide written notice to the Advisor describing the nature of the Advisor's default with specificity, and the Advisor shall have a period of 30 days following receipt of any such notice to cure such default. If during such 30-day period, the Advisor takes reasonable actions to commence a cure of such default and if the nature of such default is such that it cannot, through the exercise of reasonable diligence, be cured during such 30-day period, such 30-day period shall be extended for up to 60 additional days so long as the Advisor shall continue to take reasonable actions to cure such default during such 60-day period. A Material Breach on the part of the Advisor and the consequences thereof shall be deemed to be cured for the purpose of this Section 7.2:

                  (a) if the Material Breach and such consequences can be completely cured by the payment of money, if all such money is paid in cash within the 30-day period immediately following receipt of such notice to cure such default; and

                  (b) if the Material Breach and such consequences cannot be completely cured by the payment of money and the actions required for cure are such that they could be taken within the time periods for cure set forth above in this Section 7.2, if such actions are taken in all material respects within such time periods.

Notwithstanding anything to the contrary contained in this Section, the occurrence of any event constituting a default under Section 4.3(a) of this Agreement shall be a Material Breach hereunder, and no cure period shall be available with respect thereto.

         7.3 Termination Without Cause. EMC may terminate this Agreement at any time on not less than ten days' prior written notice to the Advisor, for any reason or without cause.

         7.4 Termination By Reason of ELAS Termination. Contemporaneously herewith ELAS and the Advisor have entered into a Real Estate Investment Advisory Agreement (general account) with respect to ELAS's general account (the "ELAS Agreement"). If the ELAS Agreement shall at any time terminate or be terminated for any reason whatsoever, EMC may, contemporaneously therewith or at any time thereafter, terminate this Agreement on not less than thirty days prior written notice.

         7.5 Additional Remedies. The right to terminate this Agreement as provided in this Article VII is not exclusive of any rights or remedies that the Advisor or EMC may otherwise have at law or in equity for breaches of this Agreement, whether for in demnification or otherwise. In addition, EMC and the Advisor agree that fines, penalties, costs, charges and damages for breaches of any provision of this Agreement may be assessed by any mediator or arbitrator in connection with proceedings conducted pursuant to Section 10.1.

         7.6 Obligations Upon Termination. Except as provided in Section 7.7, from and after the effective date of termination of this Agreement for any reason whatsoever, the Advisor shall not be entitled to compensation for further services hereunder but shall be paid all compensation accrued and unpaid to the date of termination, if any. Any compensation so accrued at the time of termination, but payable only upon the occur rence of one or more conditions subsequent, shall be paid only after satisfaction of all such conditions.

         7.7 Further Assurances on Termination. Upon the termination of this Agreement for any reason whatsoever, the Advisor shall cooperate fully with EMC, the Partnership and the Venture, including without limitation, providing to EMC, the Partnership and the Venture access to and opportunity to consult with the Advisor's officers and employees, in order to facilitate a smooth transition of the responsibilities and records so as to avoid a disruption of services to EMC, the Partnership and the Venture. In the case of a termination by notice, any such transition shall begin immediately upon the giving of such termination notice and the parties shall use their best efforts to complete such transition by the termination date. If such transition is not completed by the termination date or if EMC requests that the Advisor continue to provide services or undertake duties and responsibilities under this Agreement after such termination date, the Advisor shall do so for a period of up to 12 months, unless otherwise mutually agreed between the Advisor and EMC, and this Agreement shall be deemed to continue in effect with respect to the services so provided or duties or responsibilities so undertaken and the Advisor shall be entitled to receive such compensation as shall reasonably reflect the nature, scope and extent of such services, duties or responsibilities. If the Advisor and EMC are unable to reach agreement on such compensation, they shall submit the dispute for resolution pursuant to Section 10.1.

         7.8 License After Termination. (a) If notice of termination is given under this Agreement, EMC shall have the right to receive from the Advisor, in accordance with Section 7.8(b), a perpetual, worldwide, non-exclusive license to reproduce, distribute, make derivative works from and otherwise use all, or, at EMC's sole discretion, part of the Advisor Software in connection with the provision of investment advisory, asset management and other services to EMC of the types provided under this Agreement. Such license shall include the right to sublicense the foregoing to any third party in connection with such party's provision of services to EMC. In connection with the foregoing, the Advisor shall have no obligation, except as provided in Section 7.7, to maintain, correct or otherwise support any of the Advisor Software so licensed to EMC. "Advisor Software" shall mean the source code and object code versions of the ap plication, operating, reporting and other software used by the Advisor in the performance of accounting, valuation, reporting, treasury, data processing and computing and other services for EMC and its affiliates under this Agreement. If EMC wishes to exercise such right, it shall give notice thereof promptly after notice of termination is given under this Agreement and, upon receipt of such notice, the Advisor shall promptly deliver to EMC copies of the Advisor Software (other than the Third-Party Software) in a form and medium reasonably acceptable to EMC. Any such license would be subject to obtaining required approvals, if any, from third parties, which the Advisor will use its reasonable efforts (which shall not include incurring additional cost on the part of the Advisor) to obtain. With respect to any Advisor Software hereafter purchased or licensed by the Advisor, the Advisor will use its reasonable efforts to negotiate terms which, without additional cost to the Advisor, would permit the granting of the foregoing license. In the event that the Advisor has not obtained the rights to sublicense any Advisor Software to EMC (such software, the "Third-Party Software"), the Advisor shall use its reasonable efforts (which shall not include incurring additional cost on the part of the Advisor) to assist EMC in obtaining licenses to such software directly from the relevant third parties, which shall include providing to EMC a list of all Third-Party Software used by the Advisor in connection with the Partnership or the Venture and waiving any of the Advisor's rights of exclusivity that it may have with respect to its licensing of such software.

                  (b) Upon termination of this Agreement for any reason, the Advisor shall grant EMC the license described in Section 7.8(a) without additional charge to EMC and EMC shall be responsible for all license fees to be paid to third parties for the Third-Party Software.

         7.9 Deliveries and Retention of Records. The Advisor shall forthwith upon any termination of this Agreement:

                  (a) as soon as practicable after such termination, pay over to EMC, the Partnership or the Venture, as appropriate, all monies held for the account of EMC, the Partnership or the Venture pursuant to this Agreement;

                  (b) as soon as practicable after such termination, deliver to EMC, the Partnership and the Venture a report containing, among other things, a statement of Investments covered by this Agreement as of the date of termination and such other information regarding such Investments as EMC may reasonably request; and

                  (c) retain or, to the extent EMC does not then possess such Investment Information, deliver to EMC or its designee all or such part thereof and at such time or times as EMC and any other party entitled to access to such Investment Information pursuant to the Partnership Agreement or the Venture Agreement so requests, all Investment Information for seven years after termination of this Agreement, provided that the Advisor shall have the right, subject to Regulatory Requirements, to have such Investment Information held in the custody of a responsible third party service provider, and provided further that the Advisor or such third party service provider shall give EMC and any other party entitled to access to such Investment Information pursuant to the Partnership Agreement or the Venture Agreement access to all Investment Information in accordance with the provisions of Section 2.6 and EMC, the Partnership or the Venture, as appropriate, shall reimburse the Advisor for its reasonable costs incurred in retaining such records, including its costs for the third party service provider and provided further that, notwithstanding the foregoing, the Advisor shall have the right, at any time after such termination but subject to Section 7.7, to deliver to EMC or such other party as may be designated by EMC all such Investment Information together with any other books or records the property of the Partnership or the Venture, following the delivery of which the Advisor shall have no further obligations under this Section 7.9(c).

         7.10 Obligations that Survive Termination. The provisions of
Section 4.4, Section 5.2, Article VI, this Article VII and Section 10.1 and each party's respective rights to bring claims arising in connection with the statements and obligations set forth in this Agreement shall survive the termination of this Agreement.

                                  Article VIII

                                    Notices

         8.1 Notices. Any notice or other communication provided hereunder shall be in writing and shall be delivered personally or by telefacsimile with confirmed answerback or sent by certified, registered and return receipt requested mail or by a nationally-recognized overnight courier, postage prepaid, and shall be deemed given when so delivered personally or by telefacsimile with confirmed answerback or sent by overnight mail or courier and three days after the date of mailing if sent by certified or registered mail to the following addresses:

         To EMC:

                  EREIM Managers Corp.
                  c/o The Equitable Life Assurance Society
                   of the United States
                  1290 Avenue of the Americas
                  New York, NY  10104
                  Attention:  President
                  Fax No.:  (212) 707-1550

         with a copy to:

                  The Equitable Life Assurance Society
                   of the United States
                  1290 Avenue of the Americas
                  New York, NY  10104
                  Attention:  Law Department
                                  Counsel, Real Estate Law Group
                  Fax No.: (212) 707-7981

         To the Advisor:

                  Equitable Real Estate Investment
                   Management, Inc.
                  3424 Peachtree Road, N.E.
                  Suite 800
                  Atlanta, GA  30326
                  Attention:  Chief Operating Officer
                  Fax No.:  (404) 848-8904

         with a copy to:

                  Equitable Real Estate Investment
                   Management, Inc.
                  3424 Peachtree Road, N.E.
                  Suite 800
                  Atlanta, GA  30326
                  Attention:  General Counsel
                  Fax No.:  (404) 848-8904
         and:

                  Neptune Real Estate, Inc.
                  Swiss Bank Tower
                  10 East 50th Street
                  New York, NY  10022
                  Attention:  Chief Financial Officer
                  Fax No.:  (212) 593-5186

         Either party hereto may from time to time by notice in writing served upon the other as aforesaid designate a different mailing address or telefacsimile number or a different or additional person to which all such notices or demands to that party thereafter are to be addressed.

                                   Article IX

                                  Definitions

         The following terms shall have the following meanings:

                  "the Agreements" shall mean the Partnership Agreement, the Venture Agreement and the agreements, instruments and documents described in
Schedule IX.

                  "Designated Account" shall mean a lockbox account or, with ELAS's prior approval, a depository account in ELAS's name in a bank designated by ELAS with such signatories as ELAS shall designate, which signatories may include officers and employees of the Advisor and/or the appropriate property manager.

                  "guidelines" shall mean guidelines, requirements and/or procedures mutually established by EMC and the Advisor and any modifications thereof, in each case as approved by the Board of Directors of EMC and by the Advisor.

                  "Investment Information" shall mean such books, records, data, information, instruments, documents, files, reports, manuals, policies, guidelines and procedures (including without limitation, computerized materials), as relate to EMC, the Partnership, the Venture and the Investments. "Investment Information" shall not include any of the foregoing prepared by the Advisor generally for use in its business or generally for use by its clients.

                  "Investments" shall mean the Properties and the Mortgage
Loans.

                  "Mortgage Loans" shall mean all loans now or hereafter held by the Venture on the security of real properties or interests therein (including, without limitation, leasehold interests), and on the security of personal property, if any, associated with such real property whether junior or senior to other security interests in such real properties and all extensions, renegotiations, replacements or renewals thereof. "Mortgage Loans" include any Mortgage Loans which are deep discount or zero coupon or similar mortgage notes, including mortgage notes which permit the deferral of interest and which are acquired with the expectation that interest will be deferred, but do not include participating mortgage loans made by the Venture and the security therefor.

                  "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 23, 1987 among EREIM Managers L.P., MLH Real Estate Associates Limited Partnership, MLH Real Estate Assignor Inc. and MLH Real Estate Inc., as amended by that certain Amendment to the Amended and Restated Agreement of Limited Partnership of ML/EQ Real Estate Portfolio, L.P. dated as of February 8, 1988, among EMC, MLH Real Estate Inc. and MLH Real Estate Assignor Inc.

                  "Properties" shall mean the properties in or with respect to which the Venture, or another partnership or joint venture in which the Venture now or hereafter shall be a partner or have a direct or indirect interest, now owns or hereafter acquires an interest (including without limitation, properties acquired by foreclosure, satisfaction or deed in lieu of a Mortgage
Loan), together with all improvements on the real estate constituting any such property and replacements or renewals thereof and all personal property which is used in connection therewith, but excluding Mortgage Loans and security therefor. "Properties" shall also include participating mortgage loans made by the Venture and the security therefor.

                  "Regulatory Authority" shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any entity exercising exe cutive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any rating agency or entity which sets accounting and/or reporting standards.

                  "Regulatory Requirement" shall mean any statute, law, rule, ruling, code, ordinance, decision, official pronouncement, regulation, requirement, procedure, permit, directive, decree, judgment or order of any Regulatory Authority now or hereafter in effect, in each case, as and to the extent available in published or other publicly available form, and, in each case, as amended from time to time and any interpretation thereof published by any Regulatory Authority.

                  "Venture Agreement" shall mean the Joint Venture Agreement of the Venture, dated as of March 10, 1988, among the Partnership as Managing Venturer and EREIM Associates, L.P. as the Equitable Venturer, as amended by that certain Amendment to the Joint Venture Agreement of the Venture, effective as of January 1, 1997, among the Partnership as Managing Venturer and EREIM Associates, L.P. as the Equitable Venturer.

                                   Article X

                                 Miscellaneous

         10.1 Dispute Resolution; Arbitration. The Advisor and EMC shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the dispute and who are at a higher level of management (who may be officers of EMC's parent in the case of EMC) than the persons with direct responsibility for administration of this Agreement. All reasonable requests for information by one party to the other will be honored and all negotiations shall be confidential and treated as compromise and settlement negotiations. If the dispute has not been resolved by negotiation within 20 days after either party notifies the other in writing that a dispute exists, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. The parties have selected Mr. Blake Eagle of Massachusetts Institute of Technology as the mediator in any such dispute and he has agreed to serve in that capacity. In the event that Mr. Blake Eagle is unwilling or unable to serve, the parties have selected Mr. Peter Linnemann of The Wharton School as an alternative mediator and he has agreed to serve in that capacity. In the event that Mr. Peter Linnemann is unwilling or unable to serve, the mediator shall be the most senior real property consultant at Frank Russell and Associates at that time. In the event that he/she is unwilling or unable to serve, the mediator shall be a person of similar stature selected by the CPR Institute for Dispute Resolution. If the dispute has not been resolved by such mediation within 30 days following the submission of such dispute to mediation, either party may submit such dispute to binding arbitration under the Rules for Non-Administered Arbitration of Business Disputes of the CPR Institute for Dispute Resolution, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any such arbitration there shall be three arbitrators, each of whom shall have experience in the real estate investment advisory industry, and the arbitration shall take place in New York, New York.

         10.2 Agreements of EMC. EMC agrees and acknowledges that (a) the Advisor makes no representation or warranty as to the investment performance of the Investments or any particular Investment, and (b) immediately following the execution and delivery hereof, the Advisor will not be in breach of any of its duties or obligations hereunder. EMC also agrees that the Advisor shall be named as an additional insured under the liability insurance maintained in respect of each Investment to the extent EMC is able to do so without additional cost to EMC, the Partnership or the Venture.

         10.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the provision of investment advisory and asset management services by the Advisor to EMC whether directly or on behalf of the Partnership and the Venture and supersedes all prior agreements, written and oral, with respect thereto. EMC and the Advisor agree that, to the extent there is any conflict between the duties and obligations required on the part of the Advisor hereunder in respect of the Partnership or the Venture and the duties and obligations of EMC as the general partner of the Partnership under the Partnership Agreement or the duties and obligations of the Partnership as the managing general partner of the Venture under the Venture Agreement, the provisions of the Partnership Agreement or the Venture Agreement, as the case may be, shall control in determining the applicable duties and obligations of the Advisor to EMC hereunder in respect of the Partnership or the Venture.

         10.4 Amendments and Waivers. This Agreement may be amended, modified, superseded, canceled, renewed, extended or supplemented, and the terms and conditions hereof may be waived, only by a written instrument signed by EMC and the Advisor or, in the case of a waiver, by the party waiving compliance, provided that no such amendment, modification, renewal, extension or supplement shall authorize or permit any assets of EMC, the Partnership or the Venture to be used or directed to purposes other than for the exclusive benefit of EMC, the Partnership or the Venture, as the case may be. No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of, or failure on the part of either party to exercise, any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as at the time in effect.

         10.6 Consent to Jurisdiction, etc. (a) Each of the parties hereto acknowledges that mediation and arbitration under the provisions of Section
10.1 is intended to be the ex clusive method for resolution of disputes arising under this Agreement, and agrees that neither party to this Agreement shall commence any action or proceeding in any court with respect to such dispute, except (i) to enforce Section 10.1; (ii) to obtain provisional judicial assistance in aid of arbitration under Section 10.1; or (iii) to enforce an arbitral award made under Section 10.1. The provisions of Section 10.6(b) through 10.6(d) below and of Section 10.7 shall be interpreted in a manner consistent with the parties' acknowledgment and agreement set forth in the preceding sentence.

                  (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto hereby ir revocably and unconditionally agrees that all claims in respect of any such action or pro ceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (d) Each party to this Agreement irrevocably consents to service of process in any manner permitted by law at such party's address as set forth in Section 8.1.

         10.7 Waiver of Punitive and Other Damages and Jury Trial. (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PRO CEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANS ACTIONS CONTEMPLATED HEREBY.

                  (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HERE BY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREE MENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICA TIONS IN THIS SECTION 10.7.

         10.8 Interpretation. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agree ment and each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decisions that would require interpretation of any ambiguities in this Agreement against the party that has drafted it shall not be applicable and are hereby waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the purpose of the parties and this Agreement.

         10.9 Cumulative Remedies. The rights and remedies herein provided are cumu lative and not exclusive of any rights or remedies which either party may have hereunder or otherwise at law or in equity.

         10.10 Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors and assigns.

         10.11 Further Assurances. Each of the parties hereto shall execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof.

         10.12 Publicity. No publicity release, public statement or announcement con cerning this Agreement or any Investment or any aspect hereof or thereof or the transactions contemplated hereby shall be issued by the Advisor or any affiliate of the Advisor without the prior written approval of the form and substance thereof by EMC, nor shall any such publicity release, public statement or announcement which names or otherwise refers to the Advisor be issued by EMC or any affiliate of EMC without the prior written approval of the form and substance thereof by the Advisor.

         10.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         10.14 Section Headings. The section headings of this Agreement are for con venience of reference only and shall not be deemed to alter or affect any provision hereof.

         10.15 Severability. Should one or more provisions of this Agreement be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force.

         10.16 No Third Party Rights. By execution of this Agreement EMC and the Advisor do not intend to create any rights of any kind in any third parties and nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

         10.17 Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns to the extent permitted by Section 4.3.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their indicated officers thereunto duly authorized, as of the day and year first above written.

                               EREIM MANAGERS CORP.


                               By /s/ Timothy J. Welch
                                  ---------------------------------------------
                                  Name:  Timothy J. Welch
                                  Title:  President and Chief Executive Officer



                               EQUITABLE REAL ESTATE
                                 INVESTMENT MANAGEMENT, INC.


                               By /s/ James Quille
                                  ---------------------------------------------
                                  Name:  James Quille
                                  Title:  Chief Operating Officer


THE EQUITABLE LIFE INSURANCE SOCIETY OF THE UNITED STATES has caused this Agreement to be executed by its indicated officer thereunto duly authorized, as of the day and year first above written, in order to establish and confirm its agreement to provide the indemnification set forth in Section 6.2 of this Agreement in accordance with the terms of this Agreement, including without limitation, Article VI and Sections 10.6 and 10.7.

                               THE EQUITABLE LIFE ASSURANCE
                                 SOCIETY OF THE UNITED STATES


                               By: /s/ Peter D. Noris
                                   --------------------------------------------
                                       Name:  Peter D. Noris
                                       Title:  Executive Vice President and
                                                 Chief Investment Officer

                                 Schedule 5.5.1
                          List of Continuing Employees



Michael L. Jacobson, Portfolio Manager
Patricia C. Snedecker, Chief Accountant
Mark Hillis, Vice President

                                 Schedule 5.5.2
               List of Employee Positions Subject to EMC Approval

Portfolio Manager
Chief Accountant

                                  Schedule IX


1.       Prospectus of ML/EQ Real Estate Portfolio, L.P. dated April 23, 1987.

2. Agency Agreement dated April 23, 1987 among ML/EQ Real Estate Portfolio, L.P., EREIM Managers L.P., MLH Real Estate Associates Limited Partnership, EREIM LP Associates and Merrill Lynch.

3. Letter dated March 10, 1988 from Equitable Real Estate Investment Management, Inc. to Merrill Lynch, Hubbard Inc. concerning EREIM Managers Corp.'s obligations and responsibilities under the Agency Agreement.

4. Agreement between General Partners dated March 10, 1988 between ML/EQ Real Estate Portfolio, L.P., EREIM Managers L.P., MLH Real Estate Associates Limited Partnership, MHL Depositary Inc. and EREIM LP Associates.

5. Participation Agreement dated March 10, 1988 between The Equitable Life Assurance Society of the United States and EML Associates with respect to the Zero Coupon Mortgage Note secured by Northland Mall, as amended on May 3, 1988.

6. Participation Agreement dated March 10, 1988 between The Equitable Life Assurance Society of the United States and EML Associates with respect to the Zero Coupon Mortgage Note secured by Brookdale Center, as amended on May 3, 1988.

7. Investment Guaranty Agreement dated March 10, 1988 between EML Associates and EREIM LP Associates, as assigned and assumed pursuant to Assumption Agreement dated March 10, 1988 between EML Associates and ML/EQ Real Estate Portfolio, L.P.

8. Letter dated March 10, 1988 from Equitable Real Estate Investment Management, Inc. to Merrill Lynch, Hubbard Inc. concerning the net worth responsibilities of the general partners of ML/EQ Real Estate Portfolio, L.P.